Exhibit 5.01

                            SMITH, ANDERSON, BLOUNT,
                      DORSETT, MITCHELL & JERNIGAN, L.L.P.
                                     LAWYERS
                             RALEIGH, NORTH CAROLINA

MAILING ADDRESS                                                        OFFICES
Post Office Box 2611                           2500 First Union Capitol Center
Raleigh, North Carolina 27602-2611               Raleigh, North Carolina 27601

FAX: 919-821-6800                                      TELEPHONE: 919-821-1220

                                  July 16, 1998


Interactive Magic, Inc.
215 Southport Drive, Suite 1000
Morrisville, North Carolina 27560

         Re:      Registration Statement on Form SB-2
                  Registration No. 333-53755

Ladies and Gentlemen:

         We have acted as counsel to Interactive Magic, Inc., a North Carolina corporation (the "Company"), in connection with the issuance and sale of up to 2,990,000 shares of the Company's common stock, par value $.10 per share (including 390,000 shares of common stock subject to the underwriters' over-allotment option). These shares are described in the Company's Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"), Registration No. 333-53755, under the Securities Act of 1933, as amended (the "Act"), on May 28, 1998, as amended on July 7, 1998 by Amendment No. 1 and to be amended by Amendment No. 2 with which this opinion will be filed as an exhibit (the Registration Statement, as amended, being hereinafter referred to as the "Registration Statement"). This opinion supersedes and replaces the opinion of our firm dated July 6, 1998, which was filed as Exhibit 5.01 to Amendment No. 1 to the Registration Statement filed with the Commission on July 7, 1998.

         We have examined the Articles of Incorporation and the Bylaws of the Company, minutes of meetings of its Board of Directors, and such other corporate records of the Company and other documents and have made such examination of law as we have deemed necessary for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of the originals of such latter documents. In rendering the opinion set forth below, we have relied on a certificate of Company officers.

         Based on the foregoing, it is our opinion, as of the date hereof, that the 2,990,000 shares of common stock of the Company which are being registered pursuant to the Registration Statement, when issued and delivered against payment therefor as contemplated by the Registration Statement and form of Underwriting Agreement by and among the Company, BlueStone Capital Partners, L.P. and Royce Investment Group, Inc. filed as Exhibit 1.01 to the Registration Statement, such shares will be validly issued, fully paid and non-assessable.

         The opinion expressed herein does not extend to compliance with state and federal securities laws relating to the sale of these securities.

         We hereby consent to the reference to our firm in the Registration Statement under the heading "Legal Matters" and to the filing of this opinion as
Exhibit 5.01 to the Registration Statement. Such consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated by the Commission pursuant to the Act.

                              Sincerely yours,

                              SMITH, ANDERSON, BLOUNT, DORSETT,
                                       MITCHELL & JERNIGAN, L.L.P.


                              /s/ Smith, Anderson, Blount, Dorsett, Mitchell &
                                     Jernigan, L.L.P.